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                                                                    Exhibit 8(a)

                              [FORM OF TAX OPINION]






                                ------ --, ------



New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

Re: New York Community Bancorp, Inc. - Up to $275,898,000 of Securities

Ladies and Gentlemen:

         We have acted as counsel to New York Community Bancorp, Inc. a Delaware corporation (the "Company"), in connection with an offering of up to $275,898,000 of units of securities, each unit (a "Unit") consisting of a preferred security issued by New York Community Capital Trust V (the "Trust") having a stated liquidation amount of $50 and a warrant to purchase common stock of the Company, pursuant to Registration Statements on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statements").

         For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statements, the exhibits attached to the Registration Statements, all documents incorporated by reference to the Registration Statements and such other documents and information as we have considered necessary or desirable. In particular, we have relied upon a representation letter delivered by you as to certain factual matters and intentions relating to the tax treatment of the Trust and the debentures issued by the Company to the Trust. We have assumed without investigation or verification that all representations and warranties, covenants and statements contained in each of the foregoing documents are true, correct, and complete in all respects as of the date hereof; that no actions inconsistent with such representations and warranties, covenants and statements have occurred or will occur; and that all such representations and warranties and statements that are qualified as to the knowledge or intention of any persons or parties are true as if made without such qualification.

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Page 2

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or the photostatic copies, and the authenticity of the originals of such later documents. In making our examination of documents executed, or to be executed by parties other than the Company or the Trust, we have assumed that such parties had, or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

         In rendering our opinion, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants and others at which the content of the Prospectus Supplement and related matters were reviewed and discussed. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above and the statement and representations made by the Company and the Trust.

         In rendering our opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, if challenged, by the court.

         Our opinion could be adversely affected by any inaccuracy in, or breach of, any of the aforementioned representations and warranties, covenants, statements and assumptions and by any change in applicable law after the date hereof. No ruling has been sought from the Internal Revenue Service by the Company as to the federal income tax consequences of any aspect of the BONUSES Units. This opinion represents only our best judgment as to the probable federal income tax consequences described and is not binding on the Internal Revenue Service or the courts or any government body.

         Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, the discussion set forth in the Prospectus Supplement dated under the heading "Material United States Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences to the holders who purchase the Units at their original issuance, of the purchase, ownership, and disposition of the Units, Preferred Securities and Warrants.

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         No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of holding the Units, Preferred Securities or Warrants under any foreign, state, or local tax law. Our opinion is based on current federal income tax law, and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statements and to the reference to our Firm in the Registration Statements under the caption "Material United States Federal Income Tax Consequences." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended.

                                                   Very truly yours,





                                                   MULDOON MURPHY & FAUCETTE LLP